EXHIBIT 99.1

Vical Reports Fourth Quarter 2014 Financial Results and Progress in Key Development Programs

SAN DIEGO, Feb. 26, 2015 (GLOBE NEWSWIRE) -- Vical Incorporated (Nasdaq:VICL) today reported financial results for the three months and twelve months ended December 31, 2014. Net loss for the fourth quarter of 2014 was $4.6 million, or $0.05 per share, compared with a net loss of $2.2 million, or $0.03 per share, for the fourth quarter of 2013. Revenues for the fourth quarter of 2014 were $4.8 million, compared with revenues of $3.1 million for the fourth quarter of 2013, reflecting higher revenues from Astellas Pharma Inc. for development and manufacturing services performed under our ASP0113 collaborative agreements. ASP0113 is Vical's therapeutic vaccine designed to control cytomegalovirus (CMV) reactivation in transplant recipients.

Vical had cash and investments of $49.1 million at December 31, 2014. The Company's net cash use for the fourth quarter of 2014 was $2.7 million, which reflects its ongoing efforts to manage its operating expenses. The Company's net cash use for 2014 was $10.3 million which was consistent with the Company's prior guidance. The Company is projecting net cash use for 2015 between $12 million and $15 million.

Program highlights include:

HSV-2 Vaccine

  Vical's Phase 1/2 trial of its therapeutic vaccine designed to reduce viral shedding and reduce genital lesion recurrences in herpes simplex virus type 2 (HSV-2) positive subjects is progressing according to plan. Enrollment of patients in all of the trial cohorts is now complete. The Company expects to release top-line data by the middle of 2015. The 156 subject randomized, double-blind, placebo-controlled trial will evaluate safety, tolerability and efficacy in otherwise healthy HSV-2-infected patients aged 18 to 50 years at seven U.S. clinical sites.

ASP0113 CMV Vaccine

  Astellas continues to enroll patients in Vical's partnered ASP0113 clinical programs. ASP0113 is a therapeutic vaccine designed to prevent CMV reactivation and infection in hematopoietic stem cell transplant (HCT) recipients and solid organ transplant subjects.
  The multinational Phase 2 trial in approximately 140 kidney transplant recipients is enrolling rapidly and is currently trending approximately 9 months ahead of plan. Astellas now anticipates that enrollment in the trial may be completed in the middle of 2015.
  The multinational Phase 3 registration trial in approximately 500 HCT recipients is proceeding according to plan, with enrollment expected to be completed in late 2015.

Ebola Collaboration

  In January, Vical and AnGes MG announced that they had entered into a collaboration to develop and commercialize an equine polyclonal antibody therapy for patients afflicted with Ebola virus disease. Vical will develop and provide to AnGes a DNA vaccine encoding the glycoprotein antigen of the 2014 Zaire strain of Ebola virus, formulated with Vical's proprietary Vaxfectin® adjuvant. AnGes received the right to exclusively develop and commercialize the equine polyclonal antibody therapy in Japan and will be responsible for all development costs.

Conference Call

Vical will conduct a conference call and webcast today, February 26, at noon Eastern Time, to discuss the company's financial results and program updates with invited participants. The call and webcast are open on a listen-only basis to any interested parties. To listen to the conference call, dial in approximately ten minutes before the scheduled call to (719) 325-2244 (preferred), or (888) 438-5453 (toll-free), and reference confirmation code 8639391. A replay of the call will be available for 48 hours beginning about two hours after the call. To listen to the replay, dial (719) 457-0820 (preferred) or (888) 203-1112 (toll-free) and enter replay passcode 8639391. The call also will be available live and archived through the events page at www.vical.com. For further information, contact Vical's Investor Relations department by phone at (858) 646-1127 or by e-mail at ir@vical.com.

About Vical

Vical researches and develops biopharmaceutical products leveraging its patented DNA delivery technologies for the prevention and treatment of chronic or life-threatening infectious diseases. In addition, the company has collaborations with major pharmaceutical and biotechnology companies focused on addressing significant unmet medical needs. Additional information on Vical is available at www.vical.com.

Forward-Looking Statements

This press release contains forward-looking statements subject to risks and uncertainties that could cause actual results to differ materially from those projected. Forward-looking statements include net cash use guidance, as well as anticipated developments in independent and collaborative programs, including the recruitment and announcement of data for clinical trials. Risks and uncertainties include whether Vical or others will continue development of ASP0113, Vical's HSV-2 vaccine, Ebola antibody therapy or any other independent or collaborative programs; whether Vical will achieve levels of revenues and control expenses to meet its financial projections; whether enrollment in on-going trials will continue at current rates; whether any product candidates will be shown to be safe and efficacious in clinical trials; the timing of clinical trials; whether Vical or its collaborative partners will seek or gain approval to market any product candidates; and additional risks set forth in the company's filings with the Securities and Exchange Commission. These forward-looking statements represent the company's judgment as of the date of this release. The company disclaims, however, any intent or obligation to update these forward-looking statements.

VICAL INCORPORATED
Selected Condensed Financial Information (Unaudited)

	Three Months Ended		Twelve Months Ended
Statements of Operations	December 31,		December 31,
(in thousands, except per share amounts)	2014	2013	2014	2013
Revenues:
Contract and grant revenue	$ 4,231	$ 2,230	$ 13,304	$ 5,846
License and royalty revenue	592	915	1,913	1,872
Total revenues	4,823	3,145	15,217	7,718
Operating expenses:
Research and development	3,762	2,478	11,467	14,558
Manufacturing and production	3,367	1,194	10,824	12,698
General and administrative	2,376	1,695	9,552	11,814
Total operating expenses	9,505	5,367	31,843	39,070
Loss from operations	(4,682)	(2,222)	(16,626)	(31,352)
Net investment and other income	49	30	134	114
Net loss	$ (4,633)	$ (2,192)	$ (16,492)	$ (31,238)
Basic and diluted net loss per share	$ (0.05)	$ (0.03)	$ (0.19)	$ (0.36)
Weighted average shares used in computing basic and diluted net loss per share	90,631	87,064	88,786	86,840

Balance Sheets			December 31,	December 31,
(in thousands)			2014	2013
Assets:
Cash, cash equivalents, and marketable securities, including restricted			$ 47,152	$ 53,497
Other current assets			4,178	4,590
Total current assets			51,330	58,087
Long-term investments			1,971	1,980
Property and equipment, net			2,639	3,935
Other assets			2,039	2,351
Total assets			$ 57,979	$ 66,353

Liabilities and stockholders' equity:
Current liabilities			$ 5,201	$ 3,653
Long-term liabilities			856	1,288
Stockholders' equity			51,922	61,412
Total liabilities and stockholders' equity			$ 57,979	$ 66,353
CONTACT: Andrew Hopkins
         (858) 646-1127
         Website: www.vical.com

         Anthony Ramos
         Vice President and Chief Accounting Officer